INV #75-)

CERTIFICATE OF THE DESIGNATION, PREFERENCES RIGHTS AND LIMITATIONS OF SERIES D CONVERTIBLE PREFERRED STOCK OF

ENVIRONMENTAL SAFEGUARDS, INC.

FILED # C8688-85

AUG 31 2000

IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

Environmental Safeguards, Inc. (hereinafter referred to as the "Corporation" or "Company"), a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

That, the Articles of Incorporation of the Corporation authorizes the issuance of 10,000,000 shares of Preferred Stock, $.001 par value per share, and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics of each series to be issued:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Series D Convertible Preferred Stock, par value $.001("Series D Convertible Preferred Stock"), is hereby authorized and created, said series to consist of up to 400,000 shares, with a stated value of $10.00 per share. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

1. <u>Dividends on Series D Convertible Preferred Stock</u>

(a) The holders of Series D Convertible Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends in an annual amount equal to the prime rate plus one and one-half percent (1½%) as reported by *The Wall Street Journal* on the outstanding stated value of the Series D Convertible Preferred Stock (which initially is $4,000,000.00). The dividends shall be calculated as of the last day of each quarter, and shall be payable quarterly in arrears (the "Dividend Payment"). Dividend Payments shall be due five (5) days after the close of each quarter. The initial quarterly dividend shall commence accruing on October 1, 2000, for the quarter ending December 31,2000, and shall not be due until five days after the close of the quarter ending December 31, 2000.

(b) In the event that any of the Series D Convertible Preferred Stock is issued prior to October 1, 2000, dividends shall begin to accrue from the date of such issuance (" Issuance Date") and dividends accrued during the period between the Issuance Date and October 1, 2000, shall be payable with the quarterly payment due for the quarter ending March 31, 2001, and shall bear interest calculated on the basis of actual days elapsed and a 360-day year, at the prime rate, as reported in the Wall Street Journal five (5) business days prior to the end of each calendar month or if not reported on such date then the closest business day thereto, plus one

and five-tenths percent (1.5%). Such interest shall accrue daily on such dividend for the period commencing on October 1, 2000 and ending on March 31, 2001.

(c) The holders of Series D Convertible Preferred Stock shall be entitled to receive out of funds legally available therefor a one time special dividend of $75,777.78 ("Special Dividend") along with the quarterly payment due for the quarter ending March 31, 2001. The Special Dividend shall bear interest calculated on the basis of actual days elapsed and a 360-day year, at the prime rate, as reported in the Wall Street Journal five (5) business days prior to the end of each calendar month or if not reported on such date then the closest business day thereto, plus one and five-tenths percent (1.5%). The interest shall accrue daily on the Special Dividend for the period commencing on October 1, 2000 and ending on March 31, 2001.

2. <u>Conversion of Series D Convertible Preferred Stock into Common Stock</u>

(a) Each holder of shares of Series D Convertible Preferred Stock may, at his option and at any time and from time to time, convert any or all such shares, plus all dividends accrued and unpaid on such Series D Convertible Preferred Stock up to the conversion date, on the terms and conditions set forth in this Section 2, into fully paid and non-assessable shares of the Corporation's Common Stock except that with respect to any shares of Series D Convertible Preferred Stock called for redemption, the conversion right shall terminate at the close of business on the business day prior to the Redemption Notice, unless default is made in the payment of the Redemption Price. The Series D Convertible Preferred Stock shall be convertible into the Corporation's Common Stock as follows: (i) during the period beginning on the date of the issuance of the Series D Convertible Preferred Stock through December 31, 2002, the Series D Convertible Preferred Stock shall be convertible into shares of the Corporation's Common Stock at a conversion price of $2.25 per share of Common Stock; and (ii) beginning on January 1, 2003 and thereafter, the Series D Convertible Preferred Stock shall be convertible into shares of the Corporation's Common Stock at a conversion price of $1.00 per share of Common Share. In the event that the Corporation defaults on any provisions of that certain Loan and Security Agreement dated December 17, 1997 by and among Environmental Safeguards, Inc. and National Fuel & Energy, Inc., and Onsite Technology, L.L.C. as Borrowers and Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. and Newpark Resources, Inc. and James H. Stone, as Lenders and Cahill, Warnock Strategic Partners Fund, L.P., as Agent for Each Lender (the "Loan Agreement"), then the Series D Convertible Preferred Stock shall be convertible into shares of the Corporation's Common Stock and become immediately convertible at a conversion price of the lesser of $1.00 per share or the average of the trailing 30 day closing price of the Corporation's Common Stock as calculated on the day of a Loan Agreement default.

(b) To exercise his conversion privilege, the holder of any shares of Series D Convertible Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Series D Convertible Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for

transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." Within five (5) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (c) of this Section 2. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series D Convertible Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series D Convertible Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Series D Convertible Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

(c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series D Convertible Preferred Stock. If more than one share of Series D Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series D Convertible Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock of the Corporation for any day shall be deemed to be the average of the daily "Closing Prices" for the 10 consecutive trading days preceding the Conversion Date. The "Closing Price" shall mean the last reported sales price on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations System, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

(d) The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series D Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Nevada, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series D Convertible Preferred Stock at the time outstanding.

(e) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series D Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933, as amended, and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

(f) All shares of Common Stock which may be issued upon conversion of the shares of Series D Convertible Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

(g) The Conversion Price in effect shall be subject to adjustment from time to time as follows:

(i) *Stock Splits, Dividends and Combinations*. In the event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay or make a dividend or distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

(ii) *Non-Cash Dividends, Stock Purchase Rights, Capital Reorganization and Dissolutions*. In the event:

(1) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

(2) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

(3) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, share exchange for all outstanding shares of Common Stock under a plan of exchange to which the Corporation is a party, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

(4) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series D Convertible Preferred Stock, at least 10 days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up.

(h) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to paragraph 2(g), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series D Convertible Preferred Stock a certificate signed by an officer of the Corporation setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

(i) In case any shares of Series D Convertible Preferred Stock shall be converted pursuant to Section 2(f) hereof, or purchased or otherwise acquired by the Corporation, the shares so converted, purchased or acquired shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued, but not as shares of Series D Convertible Preferred Stock.

(j) Effective upon the closing of a Qualified Public Offering (as hereinunder defined) all of the then outstanding Series D Convertible Preferred Stock shall automatically be converted into Common Stock at the applicable Conversion Price then in effect. For purposes hereof, the term "Qualified Public Offering" shall mean the closing of a firm commitment underwritten public offering pursuant to a registration statement filed and declared

effective under the Securities Act of 1933, as amended, (the "Act") covering the offer and sale of Common Stock to the public in which the aggregate proceeds to the Company equal or exceed $25,000,000 and in which the price per share of Common Stock is at least $5.00 per share. All holders of record of shares of Series D Convertible Preferred Stock will be given at least 10 days' prior written notice of the date fixed and the place designated for mandatory conversion of all such shares of Series D Convertible Preferred Stock pursuant to this Section 2(j). On or before the date fixed for conversion, each holder of shares of Series D Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 2(j). Within five (5) business days after the date of such mandatory conversion and the surrender of the certificate or certificates for Series D Convertible Preferred Stock, the Company shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 2(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

3. <u>No Voting of Series D Convertible Preferred Stock</u>

Except as required by law, each holder of Series D Convertible Preferred Stock shall not be entitled to vote on any matters.

4. <u>Liquidation Rights</u>

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Convertible Preferred Stock then outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any other class of capital stock of the Corporation, except Series B Convertible Preferred Stock, an amount equal to $10.00 per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution ("Liquidation Amount").

(b) A consolidation or merger of the Corporation (in the event that the Corporation is not the surviving entity) or sale of all or substantially all of the corporation's assets shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4. In the event of such a liquidation as contemplated by this Section 4(b), the holders of Series D Convertible Preferred Stock shall be entitled to receive an amount equal to the Liquidation Amount

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which involves the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of this Series D Convertible Preferred Stock other preferred stock, and the holders of shares of Common Stock. The Corporation shall, upon

receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series D Convertible Preferred Stock of the appraiser's valuation.

5. **Redemption at the Discretion of the Corporation**

(a) The Corporation, at its sole discretion, may redeem any and/or all of the shares of Series D Convertible Preferred Stock as may be outstanding from time to time (the "Redemption Date"), upon thirty days written notice to holders (the "Redemption Notice").

(b) The Redemption Price (the "Redemption Price") for each share of Series D Convertible Preferred Stock shall be $10.00, plus accumulated and unpaid dividends thereon to the date fixed for redemption.

(c) The notice required by clause 5(a) above shall be delivered by the Corporation to each holder of record of Series D Convertible Preferred Stock, at such holder's address as shown on the records of the Corporation; *provided, however*, that the Corporation's failure to give such Redemption Notice shall in no way affect the Corporation's right to redeem the Series D Convertible Preferred Stock.

(d) The Redemption Notice shall contain the following information:

(i) the Redemption Date and the Redemption Price; and

(ii) the number of shares of Series D Convertible Preferred Stock being redeemed.

(e) Surrender of Certificates. Each holder of shares of Series D Convertible Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares as set forth in this Section 5 shall be paid to the order of the person whose name appears in such certificate(s) and each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of Series D Convertible Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series D Convertible Preferred Stock which were not redeemed.

(f) All shares of Series D Convertible Preferred Stock so redeemed shall have the status of authorized but unissued Series D Convertible Preferred Stock, but such shares so redeemed shall not be reissued as shares of the series of Series D Convertible Preferred Stock created hereby.

[[[SIGNATURES ON FOLLOWING PAGE]]]

IN WITNESS WHEREOF, ENVIRONMENTAL SAFEGUARDS, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by JAMES S. PERCELL, its president, and RONALD BIANCO, its assistant secretary, this 31st day of August, 2000.

ENVIRONMENTAL SAFEGUARDS, INC.

By [signature]
JAMES S. PERCELL, President

By [signature]
RONALD BIANCO, Assistant Secretary

THE STATE OF TEXAS §
§
COUNTY OF HARRIS §

BEFORE ME, the undersigned authority, on this day personally appeared James S. Percell, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL of office this 31st day of August, 2000.

VIVIAN A. TIPPS
NOTARY PUBLIC, STATE OF TEXAS
MY COMMISSION EXPIRES
JULY 14, 2003

[signature]
NOTARY PUBLIC IN AND FOR
THE STATE OF TEXAS

THE STATE OF TEXAS §
§
COUNTY OF HARRIS §

BEFORE ME, the undersigned authority, on this day personally appeared Ronald Bianco, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL of office this 31st day of August, 2000.

VIVIAN A. TIPPS
NOTARY PUBLIC, STATE OF TEXAS
MY COMMISSION EXPIRES
JULY 14, 2003

[signature]
NOTARY PUBLIC IN AND FOR
THE STATE OF TEXAS

RDADOCS\3017.000\cah\IIDESIGN-D